StockerYale Increases Premium Offer in Cash Takeover Bid

for Virtek Vision International Common Shares

Offer Increased to CDN$0.80 Cash Per Share as StockerYale

Prepares to Complete Transaction

Offer Represents 100% Premium to Virtek’s 90 Day Closing Average Price Prior to Date

of StockerYale’s Original Offer to Acquire Virtek

StockerYale Bid Extended to August 8, 2008

SALEM, N.H. - July 28, 2008 — StockerYale, Inc. (NASDAQ: STKR) today announced that it has increased its offer in its cash takeover bid for Virtek Vision International Inc. to CDN$0.80 per Common Share, consisting of CDN$0.70 per Common Share at closing, plus a cash distribution of CDN$0.10 per Common Share within 60 days after StockerYale obtains 100% of the issued and outstanding shares of Virtek. The CDN$0.10 cash distribution per Common Share will be paid to each Virtek shareholder.

StockerYale also announced today that it has extended the expiry time for the Offer to 11:59 p.m. (Toronto time) on August 8, 2008, unless extended. All terms of the Offer dated June 25, 2008, other than price and the expiry time, remain unchanged. StockerYale expects to mail a formal notice of extension to Virtek shareholders shortly.

StockerYale’s new offer represents (i) an 82% premium above the closing trading price of Virtek’s Common Shares of CDN$0.44 on May 13, 2008, the day StockerYale first made an offer to the Virtek board of directors, (ii) a 95% premium above CDN$0.41, the 30-day average closing price of Virtek’s Common Shares ended May 13, 2008 and (iii) a 100% premium above CDN$0.398, the 90-day average closing price of Virtek’s Common Shares ended May 13, 2008.

The last time Virtek’s Common Shares traded as high as CDN$0.80 per share was July 30, 2007—one year ago. Virtek’s Common Shares lost 50% of their value between July 2007 and the May 13, 2008 (the date StockerYale first made an offer to Virtek). StockerYale believes that the significant increase in Virtek’s stock price since May 12, 2008 is based purely on StockerYale’s all cash offer.

Highlights

•	$0.80 cash offer represents a 100% premium to Virtek’s 90 day trading average prior to StockerYale’s original offer on May 13, 2008

•	StockerYale offer is certain and definite versus Virtek’s board’s overtures to create unquantifiable shareholder value alternatives

•	Virtek board has taken no actions to date to build shareholder value and any proposed asset sales, corresponding tax treatment and ultimate distributions are highly speculative

•	StockerYale intends to build an industry leading laser/optics company versus Virtek’s board’s interest in selling its most profitable business

•

Virtek’s board has made no alternative definitive proposal to StockerYale’s all-cash offer and has deliberately tried to confuse its own shareholders as evidenced by Virtek’s press release dated June 23, 2008

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On April 24, 2008, Virtek’s board announced a share buyback and the intent of several board members and officers to buy shares in the open market. At such time, Virtek’s Common Shares traded at approximately $0.39 per share. Since this Virtek announcement, not a single share has been purchased in the open market by Virtek or, to StockerYale’s knowledge, its board or executive officers.

•

Virtek’s public company expenses, including director compensation, are excessive for a company its size and reduce shareholder value. Combining Virtek and StockerYale allows for significant economies of scale and elimination of unnecessary redundant costs.

Mark W. Blodgett, StockerYale’s President and Chief Executive Officer, commented, “StockerYale’s original offer represented excellent value for the Virtek Shares. The new offer represents a premium that exceeds the top of the range of what a typical premium would be in an acquisition transaction. We believe that Virtek shareholders will tender to this bid.” Blodgett continued, “While StockerYale is excited to complete this transaction, Virtek shareholders should recognize that this new offer is by no means the result of Virtek’s board of directors exercising its fiduciary duties. Virtek’s board has never engaged in meaningful discussions with StockerYale and has not taken any action that was beneficial to its shareholders. This conclusion is based on direct feedback from many Virtek shareholders. We believe that this new offer will be extremely attractive to all non-management/non-board member Virtek shareholders. It is unfortunate that Virtek’s board of directors continues to take steps designed to distract and mislead the Virtek shareholders. Fortunately for Virtek’s shareholders, at the end of the day the outcome of this transaction will be decided by Virtek’s shareholders and not Virtek’s self-interested board of directors.”

Blodgett also stated, “Virtek’s board of directors and its executive officers collectively own less then 3.5% of Virtek’s outstanding Common Shares, and most of these shares are held by a single person. The 96.5% of issued and outstanding Common Shares not owned by these insiders should determine if a transaction will close. Two long-term institutional shareholders (including Virtek’s largest shareholder, Howson Tattersall Investment Counsel Limited), who collectively own approximately 17.5% of Virtek’s outstanding Common Shares, which is more than five times as many shares as are owned by Virtek’s board of directors and executive officers, have publicly pledged their support for StockerYale’s takeover bid – why would Virtek’s board of directors ignore and turn their back on their long-term shareholders?”

On Friday, July 25, 2008, StockerYale announced that it filed an application with the Ontario Securities Commission (OSC) to seek a hearing to terminate the trading of the Virtek Shareholder Rights Plan. StockerYale is working with the OSC to fix the earliest possible date to hold a hearing.

StockerYale believes that its offer represents the greatest value to Virtek shareholders, and believes that it will be successful with its takeover bid. StockerYale also believes that Virtek’s board of directors has misled its shareholders and failed to act in its shareholders’ best interests. While Virtek has publicly announced that it is seeking “value maximizing alternatives” to StockerYale’s takeover bid, it has failed to act accordingly. Also, StockerYale is unclear why Virtek needs “alternatives” when it failed to ever engage in any meaningful discussions with StockerYale, and StockerYale has always indicated that it would pay additional consideration in a negotiated transaction.

StockerYale would like to summarize the following facts for Virtek’s shareholders:

1.	The increase in Virtek’s share price since mid-May 2008 is based solely on StockerYale’s premium takeover bid. Virtek recently announced a 10% decline in revenues, and there continues to be weakness in its sales in the United States as a result of the sharp declines in the U.S. real estate markets and new construction markets. In addition, stock markets in North America continue to be weak, primarily affecting microcap companies.

If StockerYale is not successful with its takeover bid, and Virtek is unsuccessful completing another transaction, then it is likely that Virtek’s share price will drop to pre-offer levels (or lower, considering the continued sell-off in the stock market since StockerYale’s original offer in May 2008).

If StockerYale is unsuccessful with its takeover bid, then Virtek’s board successfully discouraged Virtek shareholders from accepting this premium offer and destroyed significant value that has been offered to Virtek shareholders. This will be consistent with Virtek’s board of directors’ history of not creating or maximizing shareholder value.

2.	StockerYale’s takeover bid is the only official offer on the table for Virtek shareholders to consider. While Virtek has hinted at another possible transaction for Virtek’s profitable Imaging and Templating, shareholders should be aware that this potential transaction is pure speculation (especially since the purchase price, if any, is unknown and possibly lower than StockerYale’s bid on a tax adjusted basis). Selling this business would likely be the first step in Virtek’s board of directors selling all parts of the company in an organized liquidation. A sale of a division would likely not result in a tax structure that is comparable to StockerYale’s offer (which is taxable at capital gains rates). Further, any distribution from a proposed asset sale would be at the discretion of Virtek’s board, which up to now has not acted in the best interests of shareholders.

StockerYale believes that its offer represents the best available transaction for Virtek’s shareholders – one which will result in Virtek shareholders realizing the most net proceeds and one that represents a significant premium to current and recent share prices, especially during a time when most other microcap companies’ share prices have suffered. There is also 100% certainty in StockerYale’s transaction and pure speculation in any other proposed transaction with another party.

3.	Virtek’s board of directors has failed to maximize shareholder value and has failed to provide value to shareholders when it was able. Virtek’s board of directors also has not supported its stock when it had the opportunity to do so. For example, Virtek’s public announcement of a share buyback and that certain directors and officers of Virtek had indicated their intent to purchase Virtek Common Shares in the open market appears to have been insincere and solely for the purpose of trying to hype the share price. If Virtek wanted to return value to its shareholders, it could have, among other things, actually repurchased shares (instead of just talking about it). Since the date Virtek’s share repurchase plan was announced, not a single share was repurchased by Virtek or, to StockerYale’s knowledge, purchased in the open market by its directors and officers. This can only mean that these parties did not believe that the share price was undervalued (even though it was then trading at CDN$0.39 per share).

StockerYale is offering Virtek shareholders the value they deserve, which Virtek’s board has been unable to deliver. The Virtek board of directors should be thrilled that shareholders are able to tender shares at a price that greatly exceeds the price that prevailed under Virtek’s board’s oversight before StockerYale became involved in this process. StockerYale’s takeover bid gets the Virtek board of directors “off the hook” for the inconsistent job they did while overseeing Virtek.

4.	A sale of a Virtek division will not only likely result in less net value for Virtek shareholders, but it is also the ONLY transaction that will ensure that Virtek’s board of directors will keep their jobs as board members and continue to earn their annual cash compensation. While the Virtek board could have been paid in shares or options for Virtek shares, it has designed a compensation plan where it is paid in cash only.

StockerYale believes that Virtek’s board has successfully created a compensation arrangement for itself that it is now fighting to maintain, while shareholder interests are sacrificed.

5.	Small public companies (such as Virtek and StockerYale) incur costs at levels similar to large public companies in order to remain publicly traded, to comply with applicable securities laws and stock exchange requirements, accounting requirements and other costs that are necessary when operating a publicly traded company. As a percentage of revenues, small public companies have a much greater burden than larger public companies. This is one of the key reasons for combining StockerYale’s and Virtek’s businesses.

However, Virtek’s attempt to divest of its “crown jewel” division will leave behind a smaller company, with a revenue base about half its current amount and operations that currently lose significant amounts of money. This does not appear to be a rational business decision by the Virtek board of directors. Virtek shareholders will then have their investments in Virtek Common Shares anchored by large annual public company costs that represent a significant percentage of revenue. If Virtek’s share price performance prior to a transaction was poor, it likely will only be worse after completion of the type of transaction preferred by Virtek’s board of directors.

6.	Virtek’s recent press releases are designed to mislead and confuse Virtek shareholders in an attempt to fend off StockerYale. The “other” transaction is highly speculative and would take months to complete. Such a transaction is subject to Virtek receiving an offer, negotiating material transaction terms, negotiating and signing an acquisition agreement, buyer’s performing and being satisfied with due diligence, and Virtek obtaining shareholder approval. There is no way of knowing at this point if any other transaction proposal would be superior to StockerYale’s offer, if an offer will ever be made, what the conditions would be, if the net proceeds to Virtek’s shareholders are more than what they would receive in the StockerYale transaction or if it would ever close. StockerYale’s offer is not subject to any of the above conditions and StockerYale is prepared to close the transaction in the near future.

StockerYale is prepared to acquire Virtek and has begun planning the integration and operations of the combined businesses. StockerYale’s offer is the only offer that Virtek’s shareholders should consider because it is the only offer that exists and it is for a transaction that will close if the requisite tender of shares occurs.

7.	Virtek’s board of directors has stated that it is interested in maximizing shareholder value and it adopted a Shareholder Rights Plan after StockerYale’s initial offer, which is designed “to ensure that the shareholders of [Virtek] and the board of directors have adequate time to consider and fully evaluate any bid for [Virtek’s] securities.” Virtek’s board of directors has had more than 10 weeks to evaluate the StockerYale proposal. StockerYale believes that everything Virtek’s board of directors has done has been designed to delay the inevitable transaction with StockerYale, with the hope that StockerYale would just go away. StockerYale intends to complete this transaction and then integrate its business with Virtek’s. Virtek’s board of directors has failed to engage in any serious discussions with StockerYale (dating back to early May 2008).

StockerYale has been unable to understand how Virtek’s shareholders’ interests have been served by delay tactics of Virtek’s board of directors. While Virtek’s board of directors has acted against shareholder interests, Virtek’s largest and third largest shareholders, who have been long-term supporters of Virtek, have endorsed StockerYale’s takeover bid offer, while many other shareholders have indicated their support for the proposed transaction.

Virtek’s board of directors has had more than 10 weeks to consider and develop an alternative that is superior to StockerYale’s offer, but has been unsuccessful. StockerYale believes that 10 weeks are more than enough time for Virtek to have accomplished these goals, and that it is now time to allow Virtek’s shareholders the opportunity to determine what is best for them.

StockerYale has no current intention to acquire Virtek shares outside of the takeover bid.

How to tender your shares to StockerYale:

Shareholders wishing to tender their shares to StockerYale are encouraged to contact The Laurel Hill Advisory Group, toll free at 1-888-211-2293.

About StockerYale

StockerYale, Inc., headquartered in Salem, New Hampshire, is an independent designer and manufacturer of structured light lasers, LED modules, and specialty optical fibers for industry leading OEMs. In addition, the company manufactures fluorescent lighting products and phase masks. The Company serves a wide range of markets including the machine vision, industrial inspection, defense, telecommunication, sensors, and medical markets. StockerYale has offices and subsidiaries in the U.S., Canada, and Europe. For more information about StockerYale and their innovative products, visit the Company’s web site at www.stockeryale.com.

SAFE HARBOR STATEMENT

This release contains forward-looking statements, which address a variety of subjects including, for example, the likelihood that the proposed transaction will be consummated; the expected benefits of the transaction, the expected financial contribution of Virtek, the expected synergies to occur and the expansion of capabilities expected to occur as a result of the proposed transaction. All statements other than statements of historical fact, including without limitation, those with respect to StockerYale’s goals, plans, expectations and strategies set forth herein, are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: StockerYale’s ability to reach agreement with Virtek, the final terms of any agreement may differ from StockerYale’s initial offer and Virtek’s and StockerYale’s ability to obtain all necessary approvals and consents to complete the proposed transaction; StockerYale’s ability to achieve the synergies and value creation contemplated by the proposed transaction; StockerYale’s ability to promptly and effectively integrate the businesses of Virtek and StockerYale; and the diversion of management time on transaction-related issues. StockerYale’s success, including its ability to improve its cash position, expand its operations and revenues, lower its costs, improve its gross margins, become and sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology and medical industries; demand for our clients’ products; StockerYale’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; StockerYale may not be able to expand its operations in accordance with its business strategy; StockerYale’s cash balances may not be sufficient to allow StockerYale to meet all of its business and investment goals; StockerYale may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; StockerYale derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage StockerYale’s financial condition and results of operations; StockerYale frequently sells to its customers on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; and increased competition and technological changes in the markets in which StockerYale competes. For a detailed discussion of cautionary statements that may affect StockerYale’s future results of operations and financial results, please refer to StockerYale’s filings with the Securities and Exchange Commission, including StockerYale’s most recent Annual Report on Form 10-KSB and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contact:

The Piacente Group, Inc.

Sanjay M. Hurry, 212-481-2050

Investor Relations Counsel, StockerYale

sanjay@tpg-ir.com